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                                                                  EXHIBIT 5(a)-8

                          INVESTMENT ADVISORY AGREEMENT

                                   MAY 1, 1997


Sierra Investment Services Corporation
9301 Corbin Avenue, Suite 333
Northridge, California  91324

Dear Sirs:

               The Sierra Variable Trust (the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, hereby agrees with Sierra Investment Services Corporation ("Sierra Services"), a corporation organized under the laws of the state of California, as follows:


               1.         Investment Description; Appointment

               The Trust desires to employ the capital of the Trust's managed investment portfolios listed in the SCHEDULE(S) attached hereto and made a part of this Agreement, (each, a "Portfolio," and together, the "Portfolios") by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Trust's Agreement and Declaration of Trust, as amended (the "Trust Agreement"), and in its prospectus(es) and statement(s) of additional information relating to the Portfolios as from time to time in effect (the "Prospectus" and the "Statement of Additional Information", respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Prospectus, Statement of Additional Information and Trust Agreement have been or will be submitted to Sierra Services. The Trust agrees to provide copies of all amendments to the Prospectus, Statement of Additional Information and Trust Agreement to Sierra Services on an ongoing basis. The Trust desires to employ and hereby appoints Sierra Services to act as investment advisor to the Portfolios. Sierra Services accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.



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               2.         Services as Investment Advisor

               Subject to the supervision and direction of the Board of Trustees of the Trust, Sierra Services has responsibility for the investment advisory services provided to the Portfolios and will exercise this responsibility in accordance with the Trust Agreement, the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended, and with the Portfolios' investment objectives and policies as stated in the Prospectus and Statement of Additional Information relating to the Portfolios as from time to time in effect. In connection therewith, Sierra Services will, among other things, (a) make investment decisions for the Portfolios in accordance with the Portfolios' investment policies, (b) place purchase and sale orders on behalf of the Portfolios to effectuate the investment decisions made,
(c) maintain books and records with respect to the securities transactions of the Portfolios and will furnish the Trust's Board of Trustees such periodic, regular and special reports as the Board may request.


               3.         Information Provided to the Trust

               Sierra Services will keep the Trust informed of developments materially affecting the Portfolios, and will, on its own initiative, furnish the Trust from time to time with whatever information Sierra Services believes is appropriate for this purpose.


               4.         Standard of Care

               Sierra Services shall exercise its best judgment in rendering the services described in paragraph 2 above. Sierra Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolios in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or (b) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such breach, act or omission described in (a) or (b) shall be referred to as "Disqualifying Conduct").


               5.         Compensation

               In consideration of the services rendered pursuant to this Agreement, the Trust will pay Sierra Services on the first business day of each month a fee for the previous month at the annual rate specified in the SCHEDULE(S) which is attached hereto and made part of this Agreement. The fee will be calculated based on each Portfolio's average daily net assets. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated

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according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Sierra Services, the value of each Portfolio's average daily net assets shall be computed at the times and in the manner specified in the Prospectus or Statement of Additional Information relating to the Portfolio as from time to time in effect.


               6.         Expenses

               Sierra Services will bear all expenses in connection with the performance of its services under this Agreement. The Trust will bear certain other expenses to be incurred in its operation, including but not limited to: organizational expenses; taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Trust who are not officers, directors, or employees of Sierra Services, the Portfolios' sub-administrator or any of their affiliates; Securities and Exchange Commission fees and state Blue Sky notification fees; transfer agent fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and the Portfolios' sub-administrator and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Trust's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Trust and of the officers or Board of Trustees of the Trust; and any extraordinary expenses.


               7.         Services to Other Companies or Accounts

               The Trust understands that Sierra Services now acts as investment advisor to other investment companies and each of the Portfolios, and may act now or in the future as investment advisor to (i) other series of the Trust;
(ii) fiduciary and other managed accounts; and (iii) one or more other investment companies or series of investment companies; and the Trust has no objection to Sierra Services so acting. The Trust understands that the persons employed by Sierra Services to assist in the performance of Sierra Services' duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Sierra Services or any affiliate of Sierra Services to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.


               8.         Term of Agreement

               This Agreement shall become effective as of the date first written above and shall continue for an initial two-year term and shall continue thereafter with respect to any of the Portfolios so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of

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the Trust or (ii) a vote of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of such Portfolio; provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to any of the Portfolios, without penalty, on 60 days' written notice, by the Board of Trustees of the Trust or by vote of holders of a majority of the outstanding voting securities of such Portfolio, or upon 90 days' written notice, by Sierra Services. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Sierra Services agrees to notify the Trust of any circumstances that might result in this Agreement being deemed to be assigned.

               9.    Representations of the Trust and Sierra Services

               The Trust represents that (i) a copy of the Trust Agreement, dated January 29, 1993, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, (ii) the appointment of Sierra Services has been duly authorized and (iii) the Trust has acted and will continue to act in conformity with the requirements of the 1940 Act and other applicable laws.

               Sierra Services represents that it is authorized to perform the services described herein.


               10.        Limitation of Liability

               This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement with respect to each Portfolio shall be binding upon the assets and property of such Portfolio only and not upon the assets and property of any other investment fund (i.e., series) of the Trust and shall not be binding upon any Trustee, officer or shareholder of the Portfolios and/or the Trust individually.


               11.        Entire Agreement

               This Agreement constitutes the entire agreement between the parties hereto.


               12.        Governing Law

               This Agreement shall be governed in accordance with laws of the Commonwealth of Massachusetts.
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               If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                Very truly yours,

                                THE SIERRA VARIABLE TRUST


                                By   /s/ F. Brian Cerini
                                  -----------------------------------
                                Name:  F. Brian Cerini
                                Title: President and Chairman

Accepted:

SIERRA INVESTMENT SERVICES CORPORATION


By   /s/ Keith B. Pipes
  --------------------------------------
   Name:  Keith B. Pipes
   Title: Senior Vice President and Secretary

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                          INVESTMENT ADVISORY AGREEMENT
                                Dated May 1, 1997

                           PORTFOLIO AND FEE SCHEDULE
                         (Pursuant to Sections 1 and 5)

               The following Portfolios (as defined in the Investment Advisory Agreement attached hereto) are governed by such Agreement and the Trust will pay Sierra Investment Services Corporation (as such parties are defined in such Agreement) fees at the annual rate set forth opposite the name of such Portfolio below:


Portfolio                           Annual Rate
---------                           -----------
Capital Growth                      .10%
Growth                              .10%
Balanced                            .10%
Value                               .10%
Income                              .10%


Schedule Adopted as of May 1, 1997